Exhibit 99.1

BASELINE OIL & GAS RECEIVES BANKRUPTCY COURT APPROVAL FOR FIRST DAY

MOTIONS FILED IN CONNECTION WITH ITS PREPACKAGED PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE

HOUSTON – September 8, 2009 – Baseline Oil & Gas Corp. (“Baseline”) (OTC BB: BOGA) announced today that Judge Jeff Bohm of the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division entered a series of interim orders on “first day” motions that will facilitate Baseline’s continued normal business operations and reorganization efforts.

At the hearing held on September 1, 2009 to hear Baseline’s first day motions, Baseline received interim authorization to, among other things, use the cash proceeds of existing bondholders’ collateral to satisfy operating expenses occurring in the ordinary course of its business, including authorization: (i) to use and maintain existing cash management systems and bank accounts; (ii) to pay pre-petition obligations owed to critical vendors; (iii) to satisfy royalty obligations on account of prepetition and post-petition sales of oil and gas; and (iv) to continue payment of employee wages, health care coverage and similar benefits without interruption.

In addition, the Court heard Baseline’s emergency scheduling motion and set a hearing date of September 25, 2009 to consider both Baseline’s prepetition solicitation and confirmation of its prepackaged plan of reorganization.

Baseline filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on August 28, 2009 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The case number is 09-36291. More information about Baseline’s Chapter 11 filing is available on the Internet at www.tkworkplace.com/Baseline, including the “first day” motions, related orders and other court filings.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that Baseline’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Baseline Oil & Gas Corp.

Contact Patrick H. McGarey, CFO

(281) 591-6100